                                                                                                                                                                                  Exhibit 99.1

Media contact: Ben Kiser, 402.458.3024

Investor contact: Phil Morgan, 402.458.3038

Nelnet Receives Department of Education Servicing Contract

Lincoln, NEB., June 17, 2009 – Nelnet (NYSE: NNI) announced today it has been awarded a contract by the U.S. Department of Education (Department) to service federal student loans. Servicing volume will initially be allocated by the Department to servicers awarded a contract; however, performance factors such as customer satisfaction levels and default rates will determine volume allocations over time.

“Nelnet is extremely pleased to have this opportunity,” said Jeff Noordhoek, Nelnet President. “We look forward to collaborating closely with the Department to serve students, families, and schools.”

“As a leading servicer of student loans, Nelnet has built an efficient operating infrastructure with a focus on quality,” said Bob Beiersdorf, Executive Director of Nelnet Loan Servicing. “By leveraging our scale, we can continue to build upon our legacy of service and asset performance as we begin to service student loans for the Department.”

Servicing loans under this contract further diversifies Nelnet’s revenue and customer base while leveraging its operating infrastructure for both its existing servicing clients and the Department. Excluding start-up costs of $5 to $10 million, the company anticipates the contract will be accretive to net income; however, operating margins are expected to be lower than historical levels achieved in the Loan and Guaranty Servicing Segment.

For more than 30 years, Nelnet has been helping families plan, prepare, and pay for their education. Additional information about Nelnet is available at www.nelnet.com.

This press release contains “forward-looking statements” based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, general economic conditions, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations (including changes resulting from new laws, such as any new laws enacted to implement the President’s 2010 budget proposals as they relate to the Federal Family Education Loan Program), changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, and changes in the general interest rate environment. For more information, see the company's filings with the Securities and Exchange Commission. All information in this release is as of June 17, 2009. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the company’s expectations.